As filed with the Securities and Exchange Commission on June 14, 2002

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

FBR ASSET INVESTMENT CORPORATION
(Exact Name of Registrant as Specified in its Charter)

VIRGINIA	54-1873198
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Potomac Tower, 1001 Nineteenth Street North
Arlington, Virginia 22209
(703) 469-1000
(Address, Including Zip Code, and Telephone Number, including
Area Code, of Registrant’s Principal Executive Offices)

Kurt R. Harrington
Chief Financial Officer
FBR Asset Investment Corporation
Potomac Tower, 1001 Nineteenth Street North
Arlington, Virginia 22209
(703) 469-1000
(703) 312-9602 (Telecopy)
(Name, Address, Including Zip Code, and Telephone
Number, Including Area Code, of Agent for Service)

COPIES TO:
Daniel M. LeBey, Esq.
Hunton & Williams
Riverfront Plaza, East Tower
951 E. Byrd Street
Richmond, Virginia 23219-4074
(804) 788-8200
(804) 788-8218 (Telecopy)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount Being	Offering Price	Aggregate Offering	Amount of
Title of Securities Being Registered	Registered	Per Unit (1)	Price (2)(3)	Registration Fee

Debt securities (5)
Preferred Stock (6)	(4)	(4)		(8)
Common Stock (7)

TOTAL			$300,000,000	$27,600

(1)	The registrant will determine the proposed maximum offering price per unit from time to time in connection with issuances of the securities registered hereunder.

(2)	The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act.

(3)	In reliance upon Rule 429, this amount is in addition to the securities previously registered by the Registrant under Form S-3 Registration No. 333-76906. All securities unsold under such prior registration (a total of $75,380,000) are carried forward into this Registration Statement.

(4)	Not applicable pursuant to General Instruction II.D of Form S-3.

(5)	There is being registered hereunder an indeterminate principal amount of debt securities of FBR Asset as may be sold, from time to time. If any debt securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $300,000,000.

(6)	There is being registered hereunder an indeterminate number of shares of preferred stock of FBR Asset as may be sold, from time to time.

(7)	There is being registered hereunder an indeterminate number of shares of common stock of FBR Asset as may be sold, from time to time.

(8)	This amount does not include $6,934.96, which was previously paid with Registration No. 333-76906 and is credited as provided in Rule 429.

     This Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) of the Securities Act, may determine. The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 14, 2002

$375,380,000*

FBR Asset Investment Corporation

Debt Securities
Preferred Stock
Common Stock

     FBR Asset Investment Corporation intends to offer and sell from time to time the debt and equity securities described in this prospectus. We will provide the specific terms of these securities in supplement to this prospectus. You should carefully read this prospectus and any applicable prospectus supplements before deciding to invest in these securities.

     The securities may be offered directly, through agents designated by us from time to time, or to or through underwriters or dealers.

     *      Pursuant to Rule 429 under the Securities Act of 1933, as amended, this prospectus includes $75,380,000 of debt securities, preferred stock and common stock, which were registered under a previous registration statement.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     For a discussion of certain risks associated with an investment in the securities, see “Risk Factors” on Page 5.

The date of this Prospectus is      , 2002.

HOW TO OBTAIN MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information we file with the SEC at its public reference room in Washington, D.C. (450 Fifth Street, N.W. 20549). Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings are also available to the public on the internet, through a database maintained by the SEC at http://www.sec.gov. In addition, you can inspect and copy reports, proxy statements and other information concerning FBR Asset Investment Corporation at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which our common stock (symbol: “FB”) is listed.

INCORPORATION OF INFORMATION FILED WITH THE SEC

     The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information incorporated later. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to completion of this offering.

     We incorporate by reference the documents listed below:

1.	Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

2.	Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

3.	Current Report on Form 8-K filed April 5, 2002.

4.	Our Definitive Proxy Materials filed April 23, 2002.

5.	The description of our common stock contained in the Registration Statement on Form 8-A filed with the SEC on May 28, 1999, as amended on April 2, 2002.

     We also incorporate by reference all future filings we make with the SEC between the date of this prospectus and the date upon which we sell all the securities we offer with this prospectus.

     You may obtain copies of these documents at no cost by requesting them from us in writing at the following address: Corporate Secretary, FBR Asset Investment Corporation, Potomac Tower, 1001 Nineteenth Street North, Arlington, Virginia 22209 (telephone (703) 312-9500).

ABOUT THIS PROSPECTUS

     This prospectus is part of a shelf registration statement. We may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus. This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities under this prospectus, we will provide a prospectus supplement that contains specific information about the terms of the securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

     We filed a registration statement on Form S-3 to register with the SEC $250,000,000 of the securities that may be offered from time to time by this prospectus and we subsequently filed another registration statement on Form S-3 to register with the SEC an additional $300,000,000 of the securities that may be offered from time to time by this prospectus. Accordingly, as permitted by Rule 429 under the Securities Act of 1933, as amended, this prospectus relates to both registration statements. As permitted by SEC rules, this prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. You may refer to the registration statement and accompanying exhibits for more information about us and our securities.

     You should rely only on the information contained or incorporated by reference in this prospectus and the prospectus supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any state where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as the information we previously filed with the SEC and incorporated by reference, is accurate only as of the date of the documents containing the information.

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
SAFE HARBOR CAUTIONARY STATEMENT

     This prospectus contains “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, which are based on our current expectations, estimates and projections. Statements that are not historical facts are forward-looking statements and typically are identified by words like “believe,” “anticipate,” “could,” “estimate,” “expect,” “intend,” “plan,” “project,” “will” and similar terms. These statements are not guarantees of future performance, events or results and involve potential risks and uncertainties. Accordingly, our actual results may differ from our current expectations, estimates and projections. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

     Important factors that may impact our actual results include:

•	changes in interest rates,

•	changes in the yield curve,

•	changes in prepayment rates,

•	business conditions and the general economy, especially as they affect interest rates,

•	the federal, state, and local regulatory environment,

•	the inability to borrow at favorable rates and terms,

•	the inability to maintain our qualification as a real estate investment trust,

•	the supply of mortgage-backed securities,

•	changes in or the discontinuation of our relationship with Friedman, Billings, Ramsey & Co., Inc. and Friedman, Billings, Ramsey Investment Management, Inc., and

•	the other factors described below under the heading “Risk Factors.”

FBR ASSET

FBR ASSET

     FBR Asset is a real estate investment trust (REIT) formed in December 1997 to make opportunistic investments in debt and equity securities of companies engaged in real estate-related and other businesses. Many of these investment opportunities have been identified by Friedman, Billings, Ramsey Group, Inc. (FBR Group) or its affiliates. We invest in:

•	mortgage-backed securities;

•	mezzanine or senior loans; and

•	equity securities.

     We may from time to time make other opportunistic investments that may or may not be real estate-related. We invest in non-real estate-related assets subject to maintaining our REIT qualification.

     We constantly evaluate the rates of return that can be achieved in each investment category in which we participate. As a result of the significant decrease in short-term interest rates during 2001 and the resulting shape of the yield curve, our mortgage-backed securities investments have provided us with higher relative rates of return than most other investment opportunities we have evaluated. Consequently, we have maintained a high allocation of our assets and capital in this sector. We will continue to evaluate all investment opportunities against the returns available in each of our investment categories and will endeavor to allocate our assets and capital with an emphasis toward the highest return available. This may cause us to continue to have a higher allocation of our assets and capital to the mortgage-backed securities sector over the near term than we anticipate over the long term.

     We believe our affiliation with Friedman, Billings, Ramsey & Co., Inc. (FBR), the primary broker-dealer subsidiary of FBR Group, gives us an advantage in identifying, analyzing and responding quickly to opportunities to make equity investments and fund mezzanine or senior loans that meet our investment objectives and credit quality standards. All of our current equity securities and mezzanine or senior loans are in, or with, investment banking clients of FBR. We expect that most, but not necessarily all, of the companies in which we invest in the future will have investment banking relationships with FBR. We also intend to develop relationships with other entities who may offer us investment opportunities with their clients.

Mortgage-Backed Securities

     We invest directly in fixed- and adjustable-rate residential mortgage-backed securities guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. These real estate-related investments, together with our other real estate-related assets, allow us to maintain our qualification as a REIT under the federal tax code and to avoid classification as an investment company under the Investment Company Act of 1940. We seek to manage our residential mortgage-backed portfolio to provide a high risk-adjusted return on capital. We typically invest in both adjustable-rate and fixed-rate mortgage- backed securities in varying proportions to take advantage of the differing prepayment characteristics of each of these securities in different interest rate environments. We finance our investments in mortgage-backed securities primarily by entering into repurchase agreements to enhance the overall return on capital invested in this portfolio.

Mezzanine and Senior Loans

     We invest in short- and medium-term mezzanine and senior loans that generally have a higher risk credit profile and yield higher returns than the typical senior loan made by a commercial bank or other traditional lending institution. Our loans:

•	may or may not be secured;

•	may or may not be subordinated;

•	have a variety of repayment structures and sources; and

•	typically compensate for the higher risk profile of our borrowers through higher interest rates rather than equity features.

     We believe that more stringent credit standards of commercial banks and other factors have resulted in an increased demand for mezzanine and senior debt financing. We focus on industries with which we are familiar, including, but not limited to, real estate, energy, financial services, and consumer and industrial manufacturing.

Equity Securities

     Our investments in equity securities are primarily in current or former underwriting or advisory clients of FBR. We generally have a longer-term time horizon on these investments than on our mezzanine loans. In evaluating equity investments, we follow a value-oriented investment approach. We focus particularly on the anticipated future cash flows to be generated by the underlying business, discounted by an appropriate rate to reflect both the risk of achieving those cash flows and the alternative uses for the capital to be invested. Other important considerations include:

•	strength of management;

•	liquidity of the investment;

•	underlying value of the assets owned by the issuer; and

•	prices of similar or comparable securities.

Agreement with Friedman, Billings, Ramsey & Co., Inc.

     We and our registered broker-dealer subsidiary, Pegasus Capital Corporation (Pegasus), entered into an agreement in July 2001 with FBR regarding our extension of credit to or investment in entities that are or may be FBR’s investment banking clients. In circumstances where FBR determines that a commitment by us to make a loan to or investment in an entity (each an “investment opportunity”) would facilitate a possible investment banking transaction, FBR presents the investment opportunity to us. Our Investment Committee, which is comprised of Richard J. Hendrix, our President and Chief Operating Officer and Eric F. Billings, our Chairman and Chief Executive Officer reviews each investment opportunity and decides whether or not to recommend a commitment to make a loan or an investment based on our investment criteria. Mr. Billings is also an executive officer of FBR Group, Friedman, Billings, Ramsey Investment Management, Inc. (FBR Management), our external advisor, and FBR, and Mr. Hendrix is also a Managing Director of FBR and FBR Management. The approval of the Contracts Committee of our Board of Directors, which is solely comprised of our three independent directors, is required before any investment or loan is made in or to a client or proposed client of FBR. If we decide to make a loan or investment commitment to an entity, the commitment is not contingent on FBR being engaged to provide investment banking services by the entity. If, however, FBR is engaged to provide investment banking services to the entity, Pegasus is provided the opportunity to act as financial adviser to FBR in connection with structuring the transaction and, in return for its services, it will receive 10% of the net cash investment banking fees received by FBR as a result of the engagement. The payments Pegasus receives from FBR will generally be taxed at normal corporate rates and will generally not be distributed to our shareholders.

     FBR and Pegasus, our taxable REIT subsidiary, also are parties to an agreement, executed in February 2002, pursuant to which Pegasus is required to reimburse FBR quarterly for its cost, up to $100,000 per year, in providing certain administrative support services to Pegasus. This agreement does not cover any expenses that are required to be reimbursed pursuant to our management with FBR Management.

RISK FACTORS

     Investing in our company involves various risks, including the risk that you might lose your entire investment. The results of our operations depend upon many factors, including the availability of opportunities to acquire assets and make loans, the level and volatility of interest rates, the cost and availability of short- and long-term credit, financial market conditions, and general economic conditions. We will strive to attain our objectives through, among other things, FBR Management’s research and portfolio management skills. There is no guarantee, however, that we will perform successfully, meet our objectives, or achieve positive returns.

     The following risks are interrelated, and you should treat them as a whole.

Conflicts with FBR Group may result in decisions that do not reflect our best interests.

     We are subject to various conflicts of interest arising from our relationship with FBR. Those conflicts include the following:

•	We invest in the equity securities of or make loans to companies whose securities have been underwritten or placed by FBR and companies to which FBR has provided financial advisory services. FBR and its employees, including some of the officers of FBR Asset, are paid substantial fees for underwriting, placement agent and financial advisory services, and to the extent that the success of a new offering or transaction depends on our significant investment, FBR Management, because of its affiliation with FBR, will have a conflict of interest in recommending that investment to us. In those instances, our shareholders will rely on the investment decision of our investment committee, which will include at least one of our independent directors. The investment committee will in part rely on information provided by FBR Management.

•	FBR Group and its affiliates, including FBR Management, manage other funds that are authorized to invest in assets similar to those in which we invest. In particular, FBR manages mutual and private equity funds, and may in the future manage other funds, that invest in private equity securities and in REITs and other real estate-related securities. In addition, FBR or its affiliates may choose to invest directly in these investment opportunities. There may be investment opportunities that are favorable to us and to the other funds managed by FBR or to FBR or its affiliates directly. In those cases, FBR will allocate investment opportunities among funds based upon primary investment objectives, applicable investment restrictions, and any other factors that FBR deems appropriate and fair under the circumstances.

•	Under the terms of our agreement with FBR, we will be entitled to receive a portion of the fees earned by FBR as a result of engagements of FBR by companies in which we commit to invest or make a loan where our commitment is a contributing factor in the engagement of FBR or assists in facilitating the completion of a transaction. The existence of this agreement may discourage FBR from presenting investment opportunities to us in situations which may result in a fee-sharing arrangement with us.

•	The incentive portion of the management fee, which is based on our income, may create an incentive for FBR Management to recommend investments that have greater potential for income or appreciation, but that are generally more speculative. If the management fee did not include a performance component, FBR Management might not otherwise recommend those investments because of their speculative nature.

•	Two of the members of our board of directors, and each of our executive officers, also serve as executive officers or employees of FBR and its affiliates and devote substantial time to FBR. These persons devote the time and attention to our business that they, in their discretion, deem necessary, but conflicts may arise in allocating management time, services or functions between our company and FBR and its affiliates. The failure by these people to devote adequate time to us could result in our failure to take advantage of investment opportunities or failure to take other actions that might be in our best interests.

•	Because of our relationship with FBR, we may obtain confidential information about the companies in which we have invested. If we do possess confidential information about other companies, we may be restricted in our ability to dispose of, increase the amount of, or otherwise take action with respect to our investment in those companies.

We are heavily dependent upon FBR Management in a competitive market for investment opportunities.

     We can gain access to good investment opportunities only to the extent that they become known to FBR Group or FBR Management. Gaining access to good investment opportunities is a highly competitive business. FBR, FBR Management, and our company compete with other companies that have greater capital, more long-standing relationships, broader product offerings, and other advantages. Competitors include, but are not limited to, business development companies, small business investment companies, commercial lenders and mezzanine funds. Increased competition would make it more difficult for us to purchase or originate investments at attractive yields.

     We are heavily dependent for the selection, structuring, and monitoring of our investments on the diligence and skill of FBR Management’s officers and employees. We do not have employment agreements with our senior officers or require FBR Management to employ specific personnel or dedicate employees solely to us. FBR Management, in turn, is dependent on the efforts of its senior management personnel. Although we believe that FBR Management could find replacements for its key executives, the loss of their services could have an adverse effect on our operations and the operations of FBR Management.

The termination or non-renewal of the Management Agreement with FBR Management would be harmful to us.

     We and FBR Management may terminate the management agreement without cause. The management agreement requires us to pay FBR Management a substantial termination fee in the event that we terminate the agreement without cause before expiration of its term. The termination fee would equal twelve months of base and incentive fees. For example, if we had terminated the management agreement in January 2002, the termination fee would have been $3.5 million, the amount of the base and incentive fees expensed in 2001.

     Payment of a termination fee could have an adverse effect on our financial condition, cash flows, and results of operations and could reduce the amount of funds available for distribution to shareholders. In the event of termination, if we do not have sufficient cash to pay the termination fee, we may have to sell assets even though we would not otherwise choose to do so.

     FBR Management may terminate the management agreement without cause and without penalty. In addition, in any year, it could elect not to renew the management agreement. It may be difficult or impossible to find a substitute management arrangement at a reasonable price or in a reasonable amount of time. In addition, it may be difficult or impossible to find a substitute manager who can identify investment opportunities to the same extent FBR Management and FBR Group currently do.

     If the management agreement is terminated or expires, our fee-sharing agreement with FBR would terminate automatically. As a result, we would no longer be entitled to share in the net cash fees earned by FBR pursuant to the terms of the fee-sharing agreement.

Our limited operating history does not indicate future results.

     We were organized in December 1997, became a public reporting company in 1999 and have a limited operating history. In addition, our increased emphasis on mezzanine loans and on investments in other industries is a divergence from our previous emphasis on investments in equity securities and mortgage-backed securities. Because of this limited history, investors should be especially cautious before drawing conclusions about our future performance, including any conclusion about the future results of our expanded mezzanine loan program. Our past performance is not necessarily indicative of future results.

We may invest in any asset class subject only to maintaining our REIT qualification and our Investment Company Act exemption.

     We make our investment decisions based in large part upon market conditions. Subject only to maintaining our REIT classification and our Investment Company Act exemption, we do not have any fixed guidelines for industry or asset diversification. As a result, we may decide to allocate a substantial portion of our assets or capital to a limited number of industries or asset classes. This potential concentration could make us more susceptible to significant losses and volatility than if we had further diversified our investments.

Declines in the market values of our assets may adversely affect credit availability and periodic reported results.

     Currently, our assets are primarily real estate and mortgage assets, which include indirect holdings through investments in other companies. Those assets are classified for accounting purposes as “available-for-sale.” Changes in the market values of those assets are directly charged or credited to our shareholders’ equity. As a result, a general decline in trading market values may reduce the book value of our assets.

     A decline in the market value of our assets may adversely affect us in instances where we have borrowed money based on the market value of those assets. If the market value of those assets declines, the lender may require us to post additional temporary collateral to support the loan. If we were unable to post the additional collateral, we would have to sell the assets at a time when we would not otherwise choose to do so.

Use of leverage could adversely affect our operations.

     FBR Management has the authority to increase or decrease our overall debt-to-equity ratio on our total portfolio at any time and has not placed any limits on the amount we may borrow. If we borrow more funds, the possibility that we would be unable to meet our debt obligations as they come due would increase.

     Financing assets through repurchase agreements exposes us to the risk that margin calls will be made and that we will not be able to meet those margin calls. To meet margin calls, we may sell mortgage-backed securities and those sales of mortgage-backed securities could result in realized losses.

     While we have not leveraged our equity securities or loan investments, we may choose to do so in the future. This leverage could expose us to the risk that margin calls will be made and that we will not be able to meet them. A leveraged company’s income and net assets will tend to increase or decrease at a greater rate than if borrowed money were not used.

Our ability to receive a share of the investment banking fees earned by FBR may cause us to make investments in or loans to companies that would otherwise not meet our investment or credit standards.

     The decision to make an investment or loan will be made by our investment committee, which will have a duty to make its decision based on its analysis of the risks and rewards to us through the application of our normal investment criteria and not based on any opportunity for FBR to earn investment banking fees. The prospect of receiving a portion of the investment banking fees that FBR earns as a result of an engagement by a company where our commitment to invest in or make a loan to the company is a contributing factor to such engagement or assists in facilitating the completion of a transaction may, however, give us an incentive to invest in or make a loan to a company that we might not otherwise choose to make. If we commit to make an investment in or a loan to a company with the expectation of receiving a portion of any investment banking fees that FBR earns, there can be no assurance that the expected engagement will materialize, which could result in returns that are not commensurate with the level of risk we took in making the investment. Consequently, the overall level of risk inherent in our investment and loan portfolio may increase as a result of our fee-sharing arrangement with FBR.

Our assets include mezzanine or senior loans that may have greater risks of loss than secured senior loans.

     In connection with our expanded mezzanine and senior loan program, we expect our assets to include a significant amount of loans that involve a higher degree of risk than long-term senior secured loans. First, our loans may not be secured by mortgages or liens on assets. Even if secured, our loans may have higher loan-to-value ratios than a senior secured loan. Furthermore, our right to payment and the security interest are usually subordinated to the payment rights and security interests of the senior lender. Therefore, we may be limited in our ability to enforce our rights to collect our loans and to recover any of the loan balance through a foreclosure of collateral.

     Our loans typically have an interest only payment schedule, with the principal amount remaining outstanding and at risk until the maturity of the loan. A borrower’s ability to repay its loan is often dependent upon a liquidity event that will enable the repayment of the loan. Accordingly, we may not recover some or all of our investments in our loans.

     In addition to the above, numerous other factors may affect a company’s ability to repay its loan, including the failure to meet its business plan, a downturn in its industry or negative economic conditions. A deterioration in a company’s financial condition and prospects may be accompanied by deterioration in the collateral for the loan.

The companies to which we make loans may be highly leveraged.

     Leverage may have material adverse consequences to the companies to which we make loans and to us as an investor. These companies may be subject to restrictive financial and operating covenants. The leverage may impair these companies’ ability to finance their future operations and capital needs. As a result, these companies’ flexibility to respond to changing business and economic conditions and to business opportunities may be limited. A leveraged company’s income and net assets will tend to increase or decrease at a greater rate than if borrowed money were not used.

Deployment of any new capital we raise in investments identified by sources other than FBR may increase the level of risk in our portfolio.

     We may look to other entities for investment opportunities. If we do, we may not have as much information about these opportunities as we have with respect to companies identified by FBR. Consequently, the reduced amount of information available to us could cause the level of risk inherent in our investment portfolio to increase.

Indirect nature of our investments exposes us to additional risks.

     Obtaining interests in assets indirectly by investing in other enterprises carries the following risks:

Returns on investments are not directly linked to returns on investee companies’ assets.

     We own equity securities of and have made loans to other companies. As an equity or debt holder, our return on investment is not directly linked to returns on any company’s assets, but will depend upon either the payment of dividends and changes in the price of the equity securities or the payment of principal and interest on the outstanding debt, as applicable. Furthermore, as a common shareholder or junior debt holder, our claims to the assets of the companies in which we invest are junior to those of creditors and, with respect to our equity investments, senior shareholders.

Obstacles to success may remain hidden if due diligence is inadequate.

     Before making an investment in another business entity, we will assess the strength and skills of the entity’s management and other factors that we believe will determine the success of our investment. In making our assessment and otherwise conducting our customary due diligence, we will rely on the resources available to FBR Management and, in some cases, an investigation by third parties. This process is particularly important and subjective with respect to newly-organized entities because there may be little or no information publicly available about the companies. Against this background, we can give no assurance that the due diligence processes of FBR Management will uncover all relevant facts or that any investment will be successful.

Dependence on management of other entities.

     We do not control the management, investment decisions, or operations of the enterprises in which we have invested. Management of those enterprises may decide to change the nature of their assets, or management may otherwise change in a manner that is not satisfactory to us. We have no ability to affect these management decisions, and as noted below, we may have only limited ability to dispose of our investments.

Limited liquidity of investments.

     The equity securities of a new entity in which we invest are likely to be restricted as to resale and may otherwise be highly illiquid. We expect that there will be restrictions on our ability to resell the securities of any newly-public company that we acquire for one year after we acquire those securities. Thereafter, a public market sale may be subject to volume limitations or dependent upon securing a registration statement for a secondary offering of the securities.

     The securities of newly-public entities may trade less frequently and in smaller volume than securities of companies that are more widely held and have more established trading patterns. Thus, sales of these securities may cause their values to fluctuate more sharply. Furthermore, and because of our affiliation with FBR, our ability to invest in companies may be constrained by applicable securities laws and the rules of the National Association of Securities Dealers, Inc. This is because FBR is a registered broker-dealer and its investment and trading activities are regulated by the SEC and NASD. For example, the NASD’s prohibition on “free-riding and withholding” may limit the number of shares we can acquire in a “hot issue” public offering that is underwritten by FBR.

     The short- and medium-term loans we make are based, in part, upon our knowledge of the borrower and its industry. In addition, we do not yet nor may we ever have a significant enough portfolio of loans to easily sell them to a third party. As a result, these loans are and may continue to be highly illiquid.

Volatility of prices.

     Prices of the equity securities of new entities in which we invest are likely to be volatile, particularly when we decide to sell those securities. We make investments in significant amounts, and resales of significant amounts of securities might adversely affect the market and the sales price for the securities.

Disposition value of investments is dependent upon general and specific market conditions.

     Even if we make an appropriate investment decision based on the intrinsic value of an enterprise, we have no assurance that the trading market value of the investment will not decline, perhaps materially, as a result of general market conditions. For example, an increase in interest rates, a general decline in the stock markets, or other market conditions adverse to companies of the type in which we have invested could result in a decline in the value of our investments.

Our real estate-related investments may incur losses.

     We invest in real estate-related assets and in other entities, such as REITs, that themselves invest in real estate-related assets. Investments in real estate-related assets are subject to a variety of general, regional and local economic risks, as well as the following:

Changes in interest rates could negatively affect the value of our mortgage loans and mortgage-backed securities.

     We have invested indirectly in mortgage loans by purchasing mortgage-backed securities. Some of the companies in which we have invested also own mortgage loans and mortgage-backed securities. Under a normal yield curve, an investment in fixed-rate mortgage loans or mortgage-backed securities will decline in value if long-term interest rates increase. Although Fannie Mae, Freddie Mac or Ginnie Mae may guarantee payments on the mortgage-backed securities we own directly, those guarantees do not protect us from declines in market value caused by changes in interest rates.

     A significant risk associated with our current portfolio of mortgage-backed securities is the risk that both long-term and short-term interest rates will increase significantly. If long-term rates were to increase significantly, the market value of our mortgage-backed securities would decline and the weighted average life of the investments would increase. We could realize a loss if the securities were sold. At the same time, an increase in short-term interest rates would increase the amount of interest owed on our repurchase agreement borrowings.

An increase in our borrowing costs relative to the interest we receive on our mortgage-backed securities may adversely affect our profitability.

     We earn money based upon the spread between the interest payments we receive on our mortgage-backed security investments and the interest payments we must make on our borrowings. We rely primarily on short-term borrowings of the funds to acquire mortgage-backed securities with long-term maturities. The interest we pay on our borrowings may increase relative to the interest we earn on our mortgage-backed securities. If the interest payments on our borrowings increase relative to the interest we earn on our mortgage-backed securities, our profitability may be adversely affected.

Use of leverage can amplify declines in market value resulting from interest rate increases.

     We, and several of the REITs in which we have invested, borrow funds to finance mortgage related investments, which can worsen the effect of a decline in value resulting from an interest rate increase. For example, assume that our company or a REIT in which we have invested borrows $90 million to acquire $100 million of 8% mortgage-backed securities. If prevailing interest rates increase from 8% to 9%, the value of the mortgage loans may decline to a level below the amount required to be maintained under the terms of the borrowing. If the mortgage assets were then sold, our company or the REIT that owned the mortgage assets would have to find funds from another source to repay the borrowing.

     Market values of mortgage loans and mortgage-backed securities may decline without any general increase in interest rates for any number of reasons, such as increases in defaults, increases in voluntary prepayments and widening of credit spreads.

Prepayment rates could negatively affect the value of our mortgage-backed securities.

     In the case of residential mortgage loans, there are seldom any restrictions on borrowers’ abilities to prepay their loans. Homeowners tend to prepay mortgage loans faster when interest rates decline and when owners of the loans, such as our company or the REITs in which we have invested, do not want them to be prepaid. Consequently, owners of the loans have to reinvest the money received from the prepayments at the lower prevailing interest rates. Conversely, homeowners tend not to prepay mortgage loans when interest rates increase and when owners of the loans want them to be prepaid. Consequently, owners of the loans are unable to reinvest money that would have otherwise been received from prepayments at the higher prevailing interest rates.

     Although Fannie Mae, Freddie Mac or Ginnie Mae may guarantee payments on the mortgage-backed securities we own directly, those guarantees do not protect investors against prepayment risks.

Rapid changes in the values of our real estate assets may make it more difficult to maintain our REIT status.

     If the market value or income potential of our mortgage-backed securities and mezzanine loans decline as a result of increased interest rates, prepayment rates or other factors, we may need to increase our real estate investments and income and/or liquidate our non-qualifying assets in order to maintain our REIT status or exemption from the Investment Company Act. If the decline in real estate asset values and/or income occurs quickly, this may be especially difficult to accomplish. This difficulty may be exacerbated by the illiquid nature of many of our non-real estate assets. We may have to make investment decisions that we otherwise would not want to make absent the REIT and Investment Company Act considerations.

Hedging against interest rate exposure may adversely affect our earnings.

     During 2001, we entered into a $50 million notional amount interest rate swap agreement to limit, or “hedge,” the adverse effects of rising interest rates on our short-term repurchase agreements. In the future, we may enter into other interest rate swap agreements. Our hedging activity varies in scope based on the level and volatility of interest rates and principal prepayments, the type of mortgage-backed securities held, and other changing market conditions.

     The companies in which we have invested also enter into interest rate hedging transactions to protect themselves from the effect of changes in interest rates. Interest rate hedging may fail to protect or adversely affect a company because, among other things:

•	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

•	available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;

•	the duration of the hedge may not match the duration of the related liability;

•	the amount of income that a REIT may earn from hedging transactions to offset interest rate losses is limited by federal tax provisions governing REITs;

•	the party owing money in the hedging transaction may default on its obligation to pay; and

•	the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction.

Multifamily and commercial real estate may lose value and fail to operate profitably.

     Several of the companies in which we have invested own multifamily and commercial real estate. In the future, we may invest in other companies that invest in multifamily and commercial real estate or we may invest in those assets ourselves. Those investments and other similar investments are dependent on the ability of the real estate to generate income. Investing in real estate is subject to many risks. Among these are:

•	property managers may not have the ability to attract tenants willing to pay rents that sustain the property and to maintain and operate the properties on a profitable basis;

•	the value of real estate may be significantly affected by general, regional and local economic conditions, and other factors beyond the investor’s control;

•	the value of real estate may be significantly affected by unknown or undetected environmental problems; and

•	the value of real estate may be significantly affected by changes in zoning or land use regulations or other applicable laws.

Investing in subordinated interests exposes us to increased credit risk.

     In the future, we may invest in other companies that invest in subordinated interests or may ourselves invest in those interests. Subordinated interests are classes of commercial mortgage-backed securities and mortgage loans that are subject to the senior claim of mortgage-backed debt securities. Losses on the underlying mortgage loans may be significant to the owner of a subordinated interest because the investments are leveraged. For example, assume a REIT acquires a $10 million principal amount subordinated interest in a $100 million pool of mortgage loans that is subject to $90 million of senior mortgage-backed securities. If thereafter there are $7 million of losses on the $100 million of loans, the entire loss will be allocated to the owner of the subordinated interest. In essence, a 7% loss on the loans would translate into a 70% loss of principal and the related interest for the owner of the subordinated interest.

Competition in the purchase, sale and financing of mortgage assets may limit the profitability of companies in which we invest.

     Although we do not directly own commercial mortgage-backed securities or subordinated interests, in the future, we may invest in other companies that invest in commercial mortgage-backed securities or subordinated interests or may ourselves invest in those assets. Mortgage REITs derive their net income, in large part, from their ability to acquire mortgage assets that have yields above borrowing costs. In 1997 and 1998, increased competition for subordinated interests developed as new mortgage REITs entered the market. These mortgage REITs raised funds through public offerings and sought to invest those funds on a long-term basis. The amount of funds available for investment, however, exceeded the amount of available investments, which resulted in significant competition for assets. That competition resulted in higher prices for subordinated interests, lowering the yields and narrowing the spread of those yields over borrowing costs.

     Competitors for the acquisition of mortgage assets include other mortgage REITs, such as Anthracite Capital, Inc., AMRESCO Capital Trust, and other REIT and non-REIT investors, such as Lennar Corporation and Capital Trust.

Increased losses on uninsured mortgage loans can reduce the value of our equity investments.

     Although our mortgage-backed securities are supported by instrumentality guarantees, several of the companies in which we have invested own uninsured mortgage loans. In the future, we may invest directly in uninsured mortgage loans.

     Owners of uninsured mortgage loans are subject to the risk that borrowers will not pay principal or interest on their mortgage loans as they become due. Borrowers become unable to pay their mortgage loans for a wide variety of reasons, including general, regional, local and personal economics and declines in business activity or real estate values. Generally, if a borrower defaults, the owner of the mortgage loan will incur a loss to the extent the value of the property securing the mortgage loan is less than the amount of the mortgage loan. Defaults on mortgage loans often coincide with declines in real estate values, which can create greater losses than anticipated. Increased exposure to losses on uninsured mortgage loans can reduce the value of our equity investments.

Prepayment sensitivity of investments in interest-only securities.

     We have no direct investments in interest-only securities. Interest-only securities are mortgage-backed securities that entitle the holder to receive only interest on the outstanding principal amount of the underlying mortgage loans, and no principal. The companies in which we invest do not own material amounts of interest-only securities as of March 31, 2002, but may do so in the future. We may also invest in other companies that invest in interest-only securities or we may invest in those securities directly. The value of these interest-only securities can be adversely affected if the underlying mortgage loans are prepaid faster than anticipated and the interest stream decreases. For example, an interest-only security with an initial notional amount of $100 million may entitle a holder to interest equal to 1% on the outstanding notional amount. The holder may anticipate that 10% of the loans will prepay at the end of each year; however, the actual experience is that 20% of the loans prepay at the end of each year. In that case, the anticipated and actual cash paid to the holder would be:

Year	Anticipated	Actual

1	$1,000,000	$1,000,000
2	900,000	800,000
3	800,000	600,000
4	700,000	400,000
5	600,000	200,000
6	500,000	–
7	400,000	–
8	300,000	–
9	200,000	–
10	100,000	–

Total	$5,500,000	$3,000,000

     Some interest-only securities pay interest based on a floating rate that varies inversely with, and at a multiple of, a specified floating interest rate index, such as LIBOR. The yield on these securities is sensitive not only to prepayments, but also to changes in the related index. For example, a security might bear interest at a rate equal to forty percent minus the product of five and LIBOR, or 40%–(5 x LIBOR). An increase in LIBOR by only 1%, from 6% to 7%, would cause the interest rate on the investment to decline from 10% to 5%.

Federal income tax requirements may restrict our operations.

     We have operated and intend to continue operating in a manner that is intended to cause us to qualify as a REIT for federal income tax purposes. However, the REIT qualification requirements are extremely complex. Qualifying as a REIT requires us to meet tests regarding the nature of our assets and our income, the ownership of our outstanding stock, and the amount of our distributions on an ongoing basis. Some of our investments are in equity securities of other REITs, which generally are qualifying assets and produce qualifying income for purposes of the REIT qualification tests. The failure of the REITs in which we invest to maintain their REIT status, however, could jeopardize our own REIT status. Accordingly, we cannot be certain that we have been or will continue to be successful in operating so as to qualify as a REIT. At any time, new laws, interpretations, or court decisions may change the federal tax laws or the federal income tax consequences of qualification as a REIT. In addition, compliance with the REIT qualification tests could restrict our ability to take advantage of attractive investment opportunities in non-qualifying assets. Specifically, we may be required to limit our investment in non-REIT equity securities and mezzanine loans to the extent that such loans are not secured by real property.

Failure to make required distributions would subject us to tax.

     In order to qualify as a REIT, we must distribute to our shareholders, each calendar year, at least 90% of our taxable income, other than any net capital gain. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any calendar year are less than the sum of:

•	85% of our ordinary income for that year,

•	95% of our capital gain net income for that year, and

•	100% of our undistributed taxable income from prior years.

     We generally intend to distribute all of our taxable income each year in order to satisfy the 90% distribution requirement and avoid corporate income tax and the 4% excise tax.

See “Federal Income Tax Consequences of Our Status as a REIT–Distribution Requirements.”

     Our taxable income may substantially exceed our net income as determined based on generally accepted accounting principles because, for example, capital losses will be deducted in determining our GAAP income, but may not be deductible in computing our taxable income. In addition, we may invest in assets that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets, referred to as phantom income. Although some types of phantom income are excluded in determining the 90% distribution requirement, we will incur corporate income tax and the 4% excise tax with respect to our phantom income items if we do not distribute those items on an annual basis. See “Federal Income Tax Consequences of Our Status as a REIT–Distribution Requirements.” As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income each year. Consequently, we may be required to incur debt or liquidate assets at rates or times that we regard as unfavorable in order to satisfy the distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year.

Failure to qualify as a REIT would subject us to federal income tax.

     If we fail to qualify as a REIT in any taxable year, we would be required to pay federal income tax on our taxable income. We might need to borrow money or sell assets in order to pay that tax. Our payment of income tax would decrease the amount of our income available for distribution to our shareholders. Furthermore, if we cease to be a REIT, we no longer would be required to distribute substantially all of our taxable income to our shareholders. Unless our failure to qualify as a REIT were excused under federal tax laws, we could not re-elect REIT status until the fifth calendar year following the year in which we failed to qualify.

There is a risk that you may not receive dividends.

     Our current intention is to continue to distribute at least 90% of our taxable income to our shareholders. There can be no assurance that we will achieve investment results or maintain a tax status that will allow any specified level of cash distributions.

Ownership limitation may restrict change of control or business combination opportunities.

     In order for us to qualify as a REIT, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year. “Individuals” include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. In order to preserve our REIT status, our Articles generally prohibit:

•	shareholders, other than FBR and some mutual funds and pension plans, from directly or indirectly owning more than 9.9% of the outstanding common stock or preferred stock of any series,

•	FBR from directly or indirectly owning more than 20% of the outstanding common stock or preferred stock of any series, and

•	some mutual funds and pension plans from directly or indirectly owning more than 15% of the outstanding common stock or preferred stock of any series.

     Our Board has exempted FBR from the 20% ownership limit applicable to it. The exemption permits FBR to own, directly or indirectly, up to 62% of the outstanding common stock or preferred stock of any series. Our Board also has exempted some of our principal shareholders from the 9.9% ownership limit.

     These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of our common stock might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests.

Loss of Investment Company Act exemption would adversely affect us.

     We believe that we currently are not, and intend to continue operating so as not to become, regulated as an investment company under the Investment Company Act of 1940 because we are “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” Specifically, we have invested, and intend to continue investing, at least 55% of our assets in mortgage loans or mortgage-backed securities that represent the entire ownership in a pool of mortgage loans and at least an additional 25% of our assets in mortgages, mortgage-backed securities, securities of REITs, and other real estate-related assets.

     If we fail to qualify for that exemption, we could be required to restructure our activities. For example, if the market value of our investments in equity securities were to increase by an amount that resulted in less than 55% of our assets being invested in whole pools of mortgage loans or mortgage-backed securities, we might have to sell equity securities in order to qualify for exemption under the Investment Company Act. The sale could occur under adverse market conditions.

As a registered broker-dealer, Pegasus will be subject to extensive government and other regulation which could adversely affect our results.

     The securities business is subject to extensive regulation under federal and state laws. Compliance with many of the regulations applicable to Pegasus involves a number of risks, particularly in areas where applicable regulations may be subject to interpretation. In the event of non-compliance with an applicable regulation, governmental authorities and self-regulatory organizations such as the NASD may institute administrative or judicial proceedings that could have a material adverse effect on the operations of Pegasus, and thus on our operating results.

     The regulatory environment is also subject to change. Our business may be adversely affected as a result of new or revised legislation or regulations imposed by the NASD, SEC or other governmental regulatory authority. We also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and the NASD. These changes in interpretation or new laws, rules or regulations also could adversely affect our ability to share in investment banking fees earned by FBR, as described in this prospectus.

Our Board of Directors may change policies without shareholder consent.

Our major policies, including our investment policy and other policies with respect to acquisitions, financing, growth, operations, debt and distributions, are determined by our Board of Directors. The Board may amend or revise these and other policies, or approve transactions that deviate from these policies, from time to time without a vote of the common shareholders. The effect of those changes may be positive or negative. Our Articles also authorize the Board of Directors to issue up to 50,000,000 shares of preferred stock and to establish the preferences and rights of any shares of preferred stock issued. Although we have no current intention to issue any series of preferred stock, the issuance of preferred stock could increase the investment risk associated with common stock ownership, delay or prevent a change in control of our company, or otherwise change the nature of an investment in our common stock.

We have been unable to obtain the consent of Arthur Andersen LLP.

As permitted by Rule 437a of the Securities Act of 1933, we have not filed the written consent of Arthur Andersen LLP as required by Section 7 of the Securities Act. We have made reasonable efforts to obtain a written consent from Arthur Andersen LLP in connection with this Registration Statement, but such efforts have been unsuccessful. As a result of the foregoing, investors may be unable to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen LLP for the fiscal year ended December 31, 2001 or any omissions to state a material fact required to be stated therein, which financial statements are incorporated in this Registration Statement.

CERTAIN RATIOS

     The following table sets forth our consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods shown.

		Year Ended			Three Months
	December 31,				Ended March 31,

	1998	1999	2000	2001	2001	2002

Ratio of earnings to fixed charges	1.30	1.65	1.76	2.58	1.07	3.70
Ratio of earnings to combined fixed charges and preferred stock dividends	1.30	1.65	1.76	2.58	1.07	3.70

     The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends was computed by dividing earnings by the total of fixed charges and preferred stock dividends. For purposes of computing these ratios, earnings consist of income before extraordinary items plus fixed charges other than capitalized interest, and fixed charges consist of interest on borrowed funds (including capitalized interest) and amortization of debt discount and capitalized expenses. As of the date of this prospectus, we have not issued any shares of preferred stock.

USE OF PROCEEDS

     Unless indicated otherwise in a prospectus supplement, we expect to use the net proceeds from the sale of these securities for general corporate purposes.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

     The following summary discusses the material terms of our capital stock. This summary does not purport to be a complete description of our capital stock, and you should not rely on it as if it were. We have filed complete copies of our Articles and Bylaws with the SEC as exhibits to our initial registration statement and are incorporating the full text of those documents by reference. You may obtain complete copies of the Articles and Bylaws by following the document request procedures set forth in “Other Matters–Additional Information.” We encourage you to read each of those documents in its entirety.

General

     Our Articles provide that we may issue up to 250,000,000 shares of capital stock, consisting of 200,000,000 shares of common stock, $.01 par value per share, and 50,000,000 shares of preferred stock, $.01 par value per share. As of June 13, 2002, we had outstanding 19,038,332 shares of common stock. No preferred stock is issued or outstanding.

Common Stock

     All of our outstanding shares of common stock are duly authorized, fully paid, and nonassessable. Subject to the preferential rights of any other shares or series of shares of capital stock, our common shareholders are entitled to:

(a)	receive dividends if and when authorized and declared by the Board out of assets legally available therefor, and

(b)	share ratably in the assets legally available for distribution to shareholders in the event of liquidation, dissolution, winding-up, after payment of, or adequate provision for, all known debts and liabilities of FBR Asset.

     The holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of common shareholders. We do not permit cumulative voting, and accordingly, the holders of a majority of our outstanding shares have the power to elect all directors to be elected in any given year.

Preferred Stock

     We may issue preferred stock, in one or more series, as authorized by the Board. Because the Board has the power to establish the preferences and rights of any class or series of preferred stock, it may afford the holders of that stock preferences, powers and rights, voting or otherwise, senior to the rights of common shareholders. The Board can also authorize the issuance of preferred stock with terms and conditions that would have the effect of discouraging takeovers or other transactions that holders of some, or even a majority, of shares of common stock might believe to be in their best interests or in which holders of some, or a majority, of shares of common stock might receive a premium for their shares over the then prevailing market price. We have no current plans to issue any preferred stock.

     The description of the terms of a particular preferred stock in the applicable prospectus supplement will not be complete. You should refer to the applicable amendment to the Articles of Incorporation for complete information regarding a series of preferred stock. The prospectus supplement will also contain a description of U.S. federal income tax consequences relating to the preferred stock, if material.

     The terms of any particular series of preferred stock will be described in the prospectus supplement relating to that particular series of preferred stock, including, where applicable:

•	the designation, stated value and liquidation preference of such preferred stock and the number of shares offered;

•	the offering price;

•	the dividend rate or rates (or method of calculation), the date or dates from which dividends shall accrue, and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate;

•	any redemption or sinking fund provisions;

•	the amount that shares of such series shall be entitled to receive in the event of our liquidation, dissolution or winding-up;

•	the terms and conditions, if any, on which shares of such series shall be exchangeable for shares of our stock of any other class or classes, or other series of the same class;

•	the voting rights of shares of such series;

•	the status as to reissuance or sale of shares of such series redeemed, purchased or otherwise reacquired, or surrendered to us on conversion or exchange;

•	the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by us, of the common stock or of any other class of our stock ranking junior to the shares of such series as to dividends or upon liquidation;

•	the conditions and restrictions, if any, on the creation of indebtedness of us, or on the issue of any additional stock ranking on a parity with or prior to the shares of such series as to dividends or upon liquidation; and

•	any additional dividend, liquidation, redemption, sinking or retirement fund and other rights, preferences, privileges, limitations and restrictions of such preferred stock.

     The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the applicable prospectus supplement, the shares of each series of preferred stock will upon issuance rank senior to the common stock and on a parity in all respects with each other outstanding series of preferred stock.

     Dividends. Unless otherwise specified in the applicable prospectus supplement, before any dividends may be declared or paid to the holders of shares of our common stock or of any other of our capital stock ranking junior to any series of the preferred stock as to the payment of dividends, the holders of the preferred stock of that series will be entitled to receive, when and as declared by our board of directors, out of our net profits or net assets legally available therefor, dividends at such times and rates as will be specified in the applicable prospectus supplement. Such rates may be fixed or variable or both. If variable, the formula used for determining the dividend rate for each dividend period will be specified in the applicable prospectus supplement. Dividends will be payable to the holders of record as they appear on our stock transfer records on such dates as will be fixed by our board of directors.

     Dividends may be paid in the form of cash. Dividends on any series of preferred stock may be cumulative or noncumulative, as specified in the applicable prospectus supplement. If our Board of Directors fails to declare a dividend payable on a dividend payment date on any series of preferred stock for which dividends are noncumulative, then the holders of the preferred stock of that series will have no right to receive a dividend in respect of the dividend period relating to such dividend payment date, and we will have no obligation to pay the dividend accrued for such period, whether or not dividends on that series are declared or paid on any future dividend payment dates. If dividends on any series of preferred stock are not paid in full or declared in full and sums set apart for the payment thereof, then no dividends shall be declared and paid on that series unless declared and paid ratably on all shares of every series of preferred stock then outstanding, including dividends accrued or in arrears, if any, in proportion to the respective amounts that would be payable per share if all such dividends were declared and paid in full.

     The prospectus supplement relating to a series of preferred stock will specify the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by us of, the common stock or of any other class of our stock ranking junior to the shares of that series as to dividends or upon liquidation and any other preferences, rights, restrictions and qualifications that are not inconsistent with the Articles of Incorporation.

     Liquidation Rights. Unless otherwise specified in the prospectus supplement relating to a series of preferred stock, upon our liquidation, dissolution or winding up (whether voluntary or involuntary), the holders of preferred stock of that series will be entitled to receive out of our assets available for distribution to our shareholders, whether from capital, surplus or earnings, the amount specified in the applicable prospectus supplement for that series, together with all dividends accrued and unpaid, before any distribution of the assets will be made to the holders of common stock or any other class or series of shares ranking junior to that series of preferred stock upon liquidation, dissolution or winding up, and will be entitled to no other or further distribution. If, upon our liquidation, dissolution or winding up, the assets distributable among the holders of a series of preferred stock shall be insufficient to permit the payment in full to the holders of that series of preferred stock of all amounts payable to those holders, then the entire amount of our assets thus distributable will be distributed ratably among the holders of that series of preferred stock in proportion to the respective amounts that would be payable per share if those assets were sufficient to permit payment in full.

     Redemption. If so specified in the applicable prospectus supplement, any series of preferred stock may be redeemable, in whole or in part, at our option or pursuant to a retirement or sinking fund or otherwise, on terms and at the times and the redemption prices specified in that prospectus supplement.

     Voting Rights. Except as indicated in the prospectus supplement relating to a particular series of preferred stock, or except as expressly required by Virginia law, a holder of preferred stock will not be entitled to vote. Except as indicated in the prospectus supplement relating to a particular series of preferred stock, in the event we issue full shares of any series of preferred stock, each such share will be entitled to one vote on matters on which holders of such series of preferred stock are entitled to vote.

     Under Virginia law, the affirmative vote of the holders of a majority of the outstanding shares of all series of preferred stock, voting as a separate voting group, will be required for (i) the authorization of any class of stock ranking prior to or on parity with preferred stock or the increase in the number of authorized shares of any such stock, (ii) any increase in the number of authorized shares of preferred stock and (iii) certain amendments to the Articles that may be adverse to the rights of preferred stock outstanding.

     Other. Our issuance of preferred stock may have the effect of delaying or preventing a change in control. Our issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock. The issuance of preferred stock could have the effect of decreasing the market price of our common stock.

Certain Effects of Authorized But Unissued Stock

     We have shares of common stock and preferred stock available for future issuance without shareholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, facilitating corporate acquisitions or paying a dividend on the capital stock.

     The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, if we issue preferred stock, the issuance could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

Restrictions on Ownership and Transfer

     For us to qualify as a REIT under the federal tax laws, we must meet two requirements concerning the ownership of our outstanding shares of capital stock. Specifically, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a calendar year. For this purpose, individuals include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. In addition, we must have at least 100 beneficial owners of our shares of stock during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. See “Federal Income Tax Consequences of Our Status as a REIT–Requirements for Qualification.”

     To ensure that we meet the stock ownership requirements, subject to the exemptions described below, our Articles restrict the ownership and transfer of our outstanding stock. Specifically, the Articles prohibit any person from owning, or being deemed to own by virtue of the attribution provisions of the federal tax laws, more than 9.9% of the number of outstanding shares of common stock or preferred stock of any series. However, under our Articles, FBR may own up to 20% of the outstanding common stock and the preferred stock of any series, and certain mutual funds and pension trusts may own up to 15% of the outstanding common stock and the preferred stock of any series. Our Board of Directors has exempted FBR from the 20% limit applicable to FBR. The exemption allows FBR to own up to 62% of our common stock. Our Board also exempts some of our principal shareholders from the 9.9% ownership limit.

     In order to prevent us from incurring an entity-level tax if and when we accrue phantom taxable income from REMIC residual interests, our Articles, subject to the exemptions described below, also contain provisions designed to prevent a “disqualified organization,” as defined in “Federal Income Tax Consequences of Our Status as a REIT–Taxation as a REIT,” from owning our shares.

     Subject to the exemptions described below, shares of common stock or preferred stock the purported transfer of which would:

•	result in any person owning, directly or indirectly, common stock or preferred stock in excess of the limits described above;

•	result in our capital stock being beneficially owned by fewer than 100 persons, determined without reference to any rules of attribution;

•	result in us being “closely held” within the meaning of the federal tax laws;

•	cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant of its real property, within the meaning of the federal tax laws; or

•	cause any common stock or preferred stock to be owned by a “disqualified organization,” as defined in “Federal Income Tax Consequences of Our Status as a REIT–Taxation as a REIT;”

will be transferred automatically to a trust effective on the day before the purported transfer of the common stock or preferred stock.

     The record holder of the shares of common stock or preferred stock that are transferred to a trust will be required to submit the stock to us for registration in the name of the trust. We will designate a trustee of the trust that is not affiliated with us. The beneficiary of the trust will be one or more charitable organizations that we select.

     Shares in the trust will remain issued and outstanding and will be entitled to the same rights and privileges as all other shares of the same class or series. The trustee will receive all dividends and distributions on the shares and will hold those dividends or distributions in trust for the benefit of the beneficiary. The trustee will vote all shares in the trust. The trustee will designate a permitted transferee of the shares, provided that the permitted transferee purchases the shares for valuable consideration and acquires the shares without the acquisition resulting in a transfer to another trust.

     The owner of shares in the trust will be required to repay to the trustee the amount of any dividends or distributions received by the owner (1) that are attributable to shares in the trust and (2) the record date of which was on or after the date that the shares were transferred to the trust. The owner generally will receive from the trustee the lesser of (a) the price per share the owner paid for the shares in the trust, or in the case of a gift or devise, the market price per share on the date of the transfer, or (b) the price per share received by the trustee from the sale of the shares in the trust. Any amounts received by the trustee in excess of the amounts to be paid to the owner will be distributed to the beneficiary of the trust.

     Shares in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (a) the price per share in the transaction that created the trust, or in the case of a gift or devise, the market price per share on the date of the transfer, or (b) the market price per share on the date that we, or our designee, accept the offer. We will have the right to accept the offer for a period of ninety days after the later of (1) the date of the purported transfer that resulted in the trust or (2) the date we determine in good faith that a prohibited transfer has occurred.

     For these purposes, the “market price” on any date means the average of the “closing price” of FBR Asset’s stock for the five previous consecutive trading days ending on such date. The “closing price” on any date means:

•	the last sale price for the stock, as reported on the American Stock Exchange, New York Stock Exchange, NASDAQ, or other principal national securities exchange on which the stock is listed; or

•	if no sale takes place on the day, the average of the closing bid and asked prices for the stock, as reported on the New York Stock Exchange, NASDAQ, or other principal national securities exchange on which the stock is listed; or

•	if the stock is not listed on any exchange, the average of the closing bid and asked prices as furnished by a professional market maker making a market in our stock selected by our Board of Directors; or

•	in the event that no trading price is available for the stock, the fair market value of the stock, as determined in good faith by our Board of Directors.

     Any person who acquires or attempts to acquire common stock or preferred stock in violation of the restrictions set forth in our Articles, or any person who owned common stock or preferred stock that was transferred to a trust, will be required immediately to give written notice to us of that event and to provide to us any other information that we may request in order to determine the effect, if any, of the transfer on our status as a REIT.

     The ownership limits generally will not apply to the acquisition of common stock or preferred stock by an underwriter that participates in a public offering of that stock. In addition, our Board of Directors, upon receipt of a ruling from the IRS or an opinion of counsel that we will not jeopardize our REIT status by granting the exemption and upon such other conditions as the Board of Directors may direct, may exempt a person from the ownership limitations or the restrictions on transfer set forth in the Articles. As discussed above, our Board of Directors has exempted FBR from the 20% ownership limit applicable to FBR and has exempted some of our principal shareholders from the 9.9% ownership limit.

     The foregoing restrictions will not be removed until:

•	the restrictions are no longer required in order to qualify as a REIT, and the Board of Directors determines that it is no longer in our best interests to retain the restrictions; or

•	the Board of Directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT, and there is an affirmative vote of 80% of the members of the Board of Directors, or in the absence of an 80% Board vote, there is an affirmative vote of at least two-thirds of the holders of our outstanding shares of common stock.

     All certificates representing our common or preferred stock will bear a legend referring to the restrictions described above.

     All persons who own, directly or indirectly, more than 5%, or any lower percentage as set forth in the federal tax laws, of our outstanding common stock and preferred stock must, within 30 days after January 1 of each year, provide to us a written statement or affidavit stating the name and address of the direct or indirect owner, the number of shares owned directly or indirectly, and a description of how the shares are held. In addition, each direct or indirect shareholder must provide to us any additional information that we request in order to determine the effect, if any, of such ownership on our status as a REIT and to ensure compliance with the restrictions on ownership and transfer set forth in our Articles.

Transfer Agent & Registrar

     American Stock Transfer & Trust Company serves as the transfer agent and registrar for our common stock.

Reports to Shareholders

     We furnish our shareholders with annual reports containing audited financial statements certified by independent public accountants and such other periodic reports as we determine to furnish or as required by law. See “Other Matters–Additional Information.”

FBR Asset’s Articles and Bylaws

Notice of Shareholder Proposals

     Our Bylaws govern shareholder proposals. To advance a proposal, a shareholder must give written notice of the proposal to our Secretary. The Secretary must receive the notice at least 90 days before the annual meeting. The notice must:

•	describe briefly the proposal with supporting reasoning,

•	contain the shareholder’s name and address,

•	state the number of each class of shares the shareholder beneficially owns, and

•	disclose any material interest the shareholder has in the proposed business.

Articles Amendments

     Our Articles provide that a majority of the outstanding shares of common stock must approve an amendment to the Articles. However, as discussed in previous sections, the voting requirements are greater for amending those provisions addressing the number and composition of the Board of Directors and the restrictions pertaining to stock ownership and transfer.

Amendments to Bylaws

     Except as set forth below, our Bylaws may be amended by majority vote of our Board or its shareholders. The provisions addressing:

•	the number, tenure and qualifications of directors,

•	changes in the numbers of directors,

•	the removal of directors,

•	the quorum requirement for director votes, and

•	the majority approval for certain transactions involving FBR Management,

require the vote of 80% of the Board of Directors, or two-thirds of the outstanding shares.

Dividend Reinvestment Plan

     On June 12, 2002, we announced that we established a dividend reinvestment plan beginning with the second quarter dividend in 2002. The plan is administered by American Stock Transfer & Trust Company.

DESCRIPTION OF DEBT SECURITIES

     The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we indicate in a prospectus supplement, the terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.

     The debt securities will be our direct unsecured general obligations and may include debentures, notes, bonds and/or other evidences of indebtedness. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures. Senior debt securities will be issued under a senior indenture, and subordinated debt securities will be issued under a subordinated indenture. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act. We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

     The following summaries of material provisions of the debt securities and indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities.

General

     We will describe in each prospectus supplement the following terms relating to a series of debt securities:

•	the title;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form, the terms and who the depository will be;

•	the maturity date;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional redemption provisions;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness;

•	a discussion on any material or special United States federal income tax considerations applicable to the debt securities;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

Conversion or Exchange Rights

     We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for common stock or other securities of ours. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

     The indentures do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate.

Events Of Default Under The Indenture

     The following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and our failure continues for a number of days to be stated in the indenture and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

•	if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for a number of days to be stated in the indenture after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur as to us.

     If an event of default with respect to debt securities of any series occurs and is continuing, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.

     The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

     Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

     A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

•	the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 60 days after the notice, request and offer.

     These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

     We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

     We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

     In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment.

Discharge

     Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.

     In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

     We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.

     At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

     Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

     We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

     If we elect to redeem the debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

     The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

     Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

     We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, will we make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

     All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

     The indentures and the debt securities will be governed by and construed in accordance with the laws of the Commonwealth of Virginia, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Notes

     The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue. It also does not limit us from issuing any other secured or unsecured debt.

LEGAL OWNERSHIP OF SECURITIES

     We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

     We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

     Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

     As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

     We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

     For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

     Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

     For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations For Indirect Holders

     If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

     A global security is a security held by a depositary which represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.

     Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

     A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “—Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

     If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities

     As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

     If securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under “—Ownership of Securities” above;

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required y law to own their securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•	The depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When A Global Security Will Be Terminated

     In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

     The global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

     The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

     This section summarizes the federal income tax issues that you, as a holder of our debt or equity securities, may consider relevant. Because this section is a summary, it does not address all of the tax issues that may be important to you. Moreover, this summary does not address the federal income tax issues relevant to holding a particular type of our debt or equity securities. Those issues will be addressed in the prospectus supplement for a particular offering of our debt or equity securities. In addition, this section does not address the tax issues that may be important to securityholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations, estates, trusts, financial institutions or broker-dealers, non-U.S. individuals and foreign corporations, and holders whose shares were acquired through the exercise of employee stock options or otherwise as compensation.

     The statements in this section are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

     We urge you to consult your own tax advisor regarding the specific tax consequences to you of investing in our debt and equity securities and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such investment and election, and regarding potential changes in applicable tax laws.

Taxation as a REIT

     We elected to be taxed as a REIT under the federal income tax laws beginning with our short taxable year ended December 31, 1997. We believe that we have operated in a manner qualifying us as a REIT since our election and intend to continue so to operate. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

     In connection with an offering of our debt or equity securities, Hunton & Williams will render an opinion that we qualify to be taxed as a REIT under the federal income tax laws, and our organization and current and proposed method of operation will enable us to continue to qualify as a REIT. You should be aware that the opinion will be based on current law and will not be binding on the Internal Revenue Service or any court. In addition, the opinion will be based on customary assumptions and on our representations as to factual matters, all of which will be described in the opinion.

     Our continued qualification and taxation as a REIT depend on our ability to meet, on a continuing basis, through actual annual operating results, the qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. The REIT qualification tests are described in more detail below. No assurance can be given that the actual results of our operation for any particular taxable year will satisfy those requirements. For a discussion of the tax consequences of failure to qualify as a REIT, see “–Failure to Qualify.”

     If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the double taxation, or taxation at both the corporate and shareholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

•	We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to our shareholders.

•	We will pay income tax at the highest corporate rate on:

-	net income from the sale or other disposition of property acquired through foreclosure, referred to as foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, and

-	other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “–Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:

-	the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by

-	a fraction intended to reflect our profitability.

•	If we fail to distribute during a calendar year at least the sum of:

-	85% of our REIT ordinary income for the year,

-	95% of our REIT capital gain net income for the year, and

-	any undistributed taxable income from earlier periods,

we will pay a 4% excise tax on the excess of the required distribution over the amount we actually distributed.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain and would receive a credit or refund for its proportionate share of the tax we paid.

•	If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference to the corporation’s basis in the asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

-	the amount of gain that we recognize at the time of the sale or disposition and

-	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

Pursuant to recently issued temporary Treasury regulations, for transactions occurring on or after January 2, 2002, we no longer must make an election under the Treasury regulations in order to defer the built-in gain associated with assets acquired from a C corporation.

•	We will incur a 100% excise tax on transactions with a taxable REIT subsidiary, referred to as a TRS, that are not conducted on an arm’s-length basis.

•	We will pay tax at the highest corporate rate on the portion of any excess inclusion, or phantom taxable income, that we derive from REMIC residual interests equal to the percentage of our stock that is held by “disqualified organizations.” Excess inclusion also may include a portion of any dividends that we receive from other REITs to the extent that those dividends are attributable to exclusion income derived from REMIC residual interests held by those other REITs. A “disqualified organization” includes:

-	the United States;

-	any state or political subdivision of the United States;

-	any foreign government;

-	any international organization;

-	any agency or instrumentality of any of the foregoing;

-	any other tax-exempt organization, other than a farmer’s cooperative described in section 521 of the Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Code; and

-	any rural electrical or telephone cooperative.

For this reason, our Articles prohibit disqualified organizations from owning our stock.

Requirements for Qualification

     A REIT is a corporation, trust, or association that meets each of the following requirements:

1.	It is managed by one or more trustees or directors.

2.	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

3.	It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

4.	It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

5.	At least 100 persons are beneficial owners of its shares or ownership certificates.

6.	Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year.

7.	It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status.

8.	It uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws.

9.	It meets certain other qualification tests, described below, regarding the nature of its income and assets.

     We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

     We have issued sufficient shares of common stock with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our Articles restrict the ownership and transfer of our stock so that we should continue to satisfy these requirements. The provisions of our Articles restricting the ownership and transfer of common stock are described in “FBR Asset’s Capital Stock–Restrictions on Ownership and Transfer.”

     A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT for federal income tax purposes. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

     In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

     A REIT may own up to 100% of the stock of one or more TRSs, beginning on January 1, 2001. A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of a REIT’s assets may consist of securities of one or more TRSs. A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the new rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We acquired a broker-dealer subsidiary called Pegasus Capital Corporation as to which we made a TRS election that was effective as of the date of acquisition. Pegasus pays corporate income tax on its taxable income and, although we have no current intention of doing so, its after-tax net income is available for distribution to us.

Income Tests

     We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real property or mortgage loans; and

•	interest or dividend income from the investment of the net proceeds of stock offerings or certain long-term debt issuances derived during the one-year period following the applicable offering or issuance.

     Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of dividends and interest, gain from the sale or disposition of stock or securities, income from certain hedging transactions, or any combination of the foregoing. Gross income from loan origination fees is not qualifying income for purposes of either gross income test. In addition, gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. We will monitor the amount of non-qualifying income that our assets produce and we will manage our portfolio to comply at all times with the gross income tests. The following paragraphs discuss the specific application of the gross income tests to us.

Interest Income

     The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

•	an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

     If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

     Interest on debt secured by mortgages on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date we agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property.

     The interest, original issue discount, and market discount income that we receive from our mortgage-related assets generally is qualifying income for purposes of both gross income tests. However, some of our mezzanine loans are not and will not be secured by real property. Our interest income from those loans is and will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, the loan amount of a mortgage loan that we own may exceed the value of the real property securing the loan. In that case, a portion of the income from the loan will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. It also is possible that, in some instances, the interest income from a mortgage loan may be based in part on the borrower’s profits or net income. That scenario generally will cause the income from the loan to be non-qualifying income for purposes of both gross income tests.

Dividend Income

     We own stock in other REITs. The dividends that we receive from those REITs and our gain on the sale of the stock in those other REITs are qualifying income for purposes of both gross income tests. However, if a REIT in which we own stock fails to qualify as a REIT in any year, our income from such REIT would be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. We also own stock in non-REIT C corporations. Our dividend income from stock in those corporations is qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.

Rents from Real Property

     We currently do not own any real property, but we may acquire real property or an interest therein in the future. To the extent that we acquire real property or an interest therein, any rent that we receives from the tenants of such real property will qualify as “rents from real property,” which is qualifying income for purposes of both gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

•	Second, neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant from whom we receives rent, other than a TRS.

•	Third, if the tenant is a TRS, at least 90% of the leased space must be rented to persons other than our TRSs and tenants in which we own, actually or constructively, 10% or more.

•	Fourth, all of the rent received under a lease of real property will not qualify as rents from real property unless the rent attributable to the personal property leased in connection with such lease is no more than 15% of the total rent received under the lease.

•	Fifth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. However, we may provide services directly to our tenants if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS, which may provide customary and noncustomary services to our tenants without tainting our rental income from the related properties.

Prohibited Transactions

     A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets is held for sale to customers and that a sale of any of our assets would not be in the ordinary course of its business. Whether a REIT holds an asset primarily for sale to customers in the ordinary course of a trade or business depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold primarily for sale to customers in the ordinary course of a trade or business.

Foreclosure Property

     We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify for purposes of the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of the REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

     However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

     We do not anticipate that we will receive any income from property acquired through foreclosure that is not qualifying income for purposes of the 75% gross income test, but if we do receive any such income, we will make an election to treat the related property as foreclosure property. In addition, we anticipate that any income we receive with respect to property that is not eligible for a foreclosure property election will be qualifying income for purposes of both gross income tests.

Hedging Transactions

     From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. To the extent that we enter into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred to acquire or carry “real estate assets,” any periodic income or gain from the disposition of that contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Accordingly, our income and gain from our interest rate swap agreements is qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that we hedge with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

Failure to Satisfy Gross Income Tests

     If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if:

•	our failure to meet those tests is due to reasonable cause and not due to willful neglect;

•	we attach a schedule of the sources of our income to our tax return; and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.

     We cannot predict, however, whether in all circumstances we would qualify for the foregoing relief provisions. In addition, as discussed above in “–Taxation as a REIT,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

Asset Tests

     To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages on real property;

•	stock in other REITs;

•	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or offerings of debt with at least a five-year term; and

•	regular or residual interests in a real estate mortgage investment conduit, or REMIC. However, if less than 95% of the assets of a REMIC consists of assets that are qualifying real estate-related assets under the federal income tax laws, determined as if we held such assets, we will be treated as holding directly our proportionate share of the assets of such REMIC.

     Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets.

     Third, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities.

     Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.

     Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

     For purposes of the second and third asset tests, the term “securities” does not include our stock in another REIT, our equity or debt securities of a qualified REIT subsidiary or TRS, or our equity interest in any partnership. The term “securities,” however, generally includes our debt securities issued by another REIT or a partnership, except that certain “straight debt” securities are not treated as securities for purposes of the 10% value test, such as debt securities in a partnership in which we own at least a 20% profits interest.

     We believe that we have met those tests since the formation of our TRSs.

     We also believe that our mortgage loans and mortgage-backed securities are qualifying assets for purposes of the 75% asset test. However, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan likely will not be a qualifying real estate asset under the federal income tax laws. The non-qualifying portion of that mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property. Accordingly, our mezzanine loans will not be qualifying assets for purposes of the 75% asset test to the extent that they are not secured by mortgages on real property. We also believe that our stock in other REITs is a qualifying asset for purposes of the 75% asset test. However, if a REIT in which we own stock fails to qualify as a REIT in any year, the stock in such REIT will not be a qualifying asset for purposes of the 75% asset test. Instead, we would be subject to the second and third asset tests described above with respect to our investment in such disqualified REIT. We believe that we satisfy the second and third asset tests with respect to our stock in non-REIT C corporations. To the extent that we own debt securities issued by other REITs or C corporations that are not secured by mortgages on real property, those debt securities will not be qualifying assets for purposes of the 75% asset test. Instead, we would be subject to the second and third asset tests with respect to those debt securities. We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio to comply at all times with such tests.

     If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

     If we did not satisfy the condition described in the first item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

Distribution Requirements

     Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to:

•	the sum of 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain or loss, and 90% of our after-tax net income, if any, from foreclosure property; minus

•	the sum of certain items of non-cash income.

     We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.

     We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year;

•	95% of our REIT capital gain income for such year; and

•	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

     It is possible that, from time to time, we may experience timing differences between:

•	the actual receipt of income and actual payment of deductible expenses; and

•	the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income.

     Possible examples of those timing differences include the following:

•	Because we may deduct capital losses only to the extent of our capital gains, we may have taxable income that exceeds our economic income.

•	We will recognize taxable income in advance of the related cash flow if any of our subordinated mortgage-backed securities or mortgage loans are deemed to have original issue discount. We generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments but that defers taking into account credit losses until they are actually incurred.

•	We may be required to recognize the amount of any payment projected to be made pursuant to a provision in a mortgage loan that entitles us to share in the gain from the sale of, or the appreciation in, the mortgaged property over the term of the related loan using the constant yield method, even though we may not receive the related cash until the maturity of the loan.

•	We may recognize taxable market discount income when we receive the proceeds from the disposition of, or principal payments on, loans that have a stated redemption price at maturity that is greater than our tax basis in those loans, although such proceeds often will be used to make non-deductible principal payments on related borrowings.

•	We may recognize taxable income without receiving a corresponding cash distribution if we foreclose on or make a significant modification to a loan, to the extent that the fair market value of the underlying property or the principal amount of the modified loan, as applicable, exceeds our basis in the original loan.

•	Although several types of non-cash income are excluded in determining the annual distribution requirement, we will incur corporate income tax and the 4% excise tax with respect to those non-cash income items if we do not distribute those items on a current basis.

•	We may recognize phantom taxable income from any residual interests in REMICs or retained ownership interests in mortgage loans subject to collateralized mortgage obligation debt that we own.

     As a result of the foregoing, we may have less cash than is necessary to satisfy the distribution requirement and to avoid corporate income tax and the excise tax imposed on undistributed income. In such a situation, we may need to borrow funds or issue preferred stock or additional common stock.

     Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying deficiency dividends to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

     We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of its outstanding shares. We have complied, and we intend to continue to comply, with these requirements.

Failure to Qualify

     If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders. In fact, we would not be required to distribute any amounts to shareholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate shareholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

State and Local Taxes

     We and/or our securityholders may be subject to taxation by various states and localities, including those in which we or a securityholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, securityholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in the securities.

PLAN OF DISTRIBUTION

     We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through agents to the public or to investors;

•	to underwriters for resale to the public or to investors;

•	directly to investors; or

•	through a combination of any of these methods of sale.

     We will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such securities may be listed.

Agents

     We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

Underwriters

     If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We may change from time to time any public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship, including Friedman, Billings, Ramsey & Co., Inc. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.

Direct Sales

     We may also sell securities directly to one or more purchasers without using underwriters or agents. Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

Trading Markets and Listing of Securities

     Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on The American Stock Exchange. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization Activities

     Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

OTHER MATTERS

Legal

     The legality of any securities offered hereby will be passed upon for us by Hunton & Williams, Richmond, Virginia. Certain legal matters will be passed upon for the underwriters, if any, by the counsel named in the prospectus supplement. In addition, we have based the description of federal income tax consequences in “Federal Income Tax Consequences of Our Status as a REIT” upon the opinion of Hunton & Williams.

Independent Accountants

     The audited financial statements incorporated by reference in this registration statement to the extent and for the periods indicated in their report have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     Our Board of Directors determined not to renew the engagement of Arthur Andersen and appointed KPMG LLP as our new independent accountants. KPMG will audit our financial statements for the fiscal year ending December 31, 2002.

Additional Information

From FBR Asset

     You can obtain complete copies of the documents to which we refer in this prospectus, free of charge, by writing or calling:

John M. Blassingame, Jr., Controller
FBR Asset Investment Corporation
1001 Nineteenth Street North
Arlington, Virginia 22209
(703) 469-1000 phone
(703) 312-9602 fax

From the SEC

     This prospectus is part of a Registration Statement that we have filed with the SEC. You can read and copy that Registration Statement, and the exhibits attached to it, at the SEC’s public reference room in Washington, DC. Please call the SEC at 1-800-SEC-0330 for more information about the public reference rooms.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy those documents at the SEC’s public reference rooms.

     You can also obtain copies of all documents that we file with the SEC on the SEC’s website (http://www.sec.gov).

     We have not authorized any dealer, salesperson or any other person to give any information or make any representations in connection with this offering other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by FBR Asset. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the shares offered by this prospectus nor does it constitute an offer to sell or a solicitation of an offer to buy the shares offered hereby in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has not been a change in the affairs of FBR Asset since the date hereof.

SUMMARY TABLE OF CONTENTS

HOW TO OBTAIN MORE INFORMATION	1
INCORPORATION OF INFORMATION FILED WITH THE SEC	1
ABOUT THIS PROSPECTUS	1
FBR ASSET	3
RISK FACTORS	5
CERTAIN RATIOS	15
USE OF PROCEEDS	16
DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK	16
DESCRIPTION OF DEBT SECURITIES	22
LEGAL OWNERSHIP OF SECURITIES	28
FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT	31
PLAN OF DISTRIBUTION	42
OTHER MATTERS	44

$375,380,000

FBR Asset Investment
Corporation

Debt Securities
Preferred Stock
Common Stock

PROSPECTUS

______, 2002

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the costs and expense, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of securities being registered. All amounts are estimates.

Amount To Be Paid

SEC registration fee	$27,600
Printing and mailing expenses	$50,000
Legal fees and expenses	$75,000
Accounting fees and expenses	$30,000
Transfer agent and custodian fees	$10,000
Miscellaneous	$57,400

Total	$250,000

Item 15. Indemnification of Officers and Directors.

     The Virginia Stock Corporation Act permits a Virginia corporation to include in its Articles a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from willful misconduct or a knowing violation of the criminal law or any federal or state securities law. The Articles of the Registrant contain such a provision that eliminates such liability to the maximum extent permitted by Virginia law.

     The Articles of the Registrant authorize it, to the maximum extent permitted by Virginia law, to obligate itself to indemnify (and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding involving) (a) any or former director or officer or (b) any individual who, while a director of the Registrant and at the request of the Registrant, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason or his status as a present or former director or officer of the Registrant. The Virginia Stock Corporation Act requires a corporation (unless its Articles provide otherwise, which the Registrant’s Articles do not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

     The Virginia Stock Corporation Act permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, when conducting themselves in good faith, unless it is established that (a) in their official capacities, they did not believe they acted in the best interests of the corporation, (b) in their non-official capacities, they acted against the best interests of the corporation or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the Virginia Stock Corporation Act, a Virginia corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that the director or officer was judged liable to the corporation or that the director or officer received improper benefit. In addition, the Virginia Stock Corporation Act permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met, unless the individuals making advances know that the information in (a) or (b) is false.

Item 16. Exhibits.

3.1	Articles of Incorporation of FBR Asset*
3.2	Bylaws of FBR Asset*
4.1	Form of Specimen Certificate for Common Stock*
4.2	Form of Senior Indenture*****
4.3	Form of Senior Debt Security*****
4.4	Form of Subordinated Indenture*****
4.5	Form of Subordinated Debt Security*****
5	Opinion of Hunton & Williams
8	Opinion of Hunton & Williams with respect to tax matters
10.1	Management Agreement, dated December 17, 1997, by and between FBR Asset and FBR Management*
10.2	Agreement to Extend and Amend Management Agreement, dated December 17, 1999, by and between FBR Asset and FBR Management**
10.3	Agreement to Extend and Amend Management Agreement, dated December 17, 2000, by and between FBR Asset and FBR Management***
10.4	Agreement to Extend and Amend Management Agreement, dated December 17, 2001, by and between FBR Asset and FBR Management*****
10.5	Amendment to Management Agreement, dated May 1, 2002, by and between FBR Asset and FBR Management
10.6	License Agreement, dated December 17, 1997, by and between FBR Asset and FBR Group*
10.7	Stock Option Agreement, dated December 17, 1997, by and between FBR Asset and FBR Management*
10.8	Stock Incentive Plan*
10.9	Amended Stock Incentive Plan
10.10	Letter agreement, dated July 9, 2001, by and among FBR, FBR Asset and Pegasus****
12	Computation of Ratio of Earnings to Fixed Charges
21	List of Subsidiaries of FBR Asset*****
23.1	Consent of Hunton & Williams (included in Exhibit 5)
24	Power of Attorney (included on signature page of the Registration Statement)

*	Filed with the SEC as part of FBR Asset’s registration statement on Form S-11, as amended, Registration No. 333-67543.

**	Filed as an exhibit to FBR Asset’s Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed with the SEC on March 30, 2000.

***	Filed as an exhibit to FBR Asset’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the SEC on April 2, 2001.

****	Filed as an exhibit to FBR Asset’s registration statement on Form S-11, as amended, Registration No. 333-63344.

*****	Filed as an exhibit to FBR Asset’s Registration Statement on Form S-3, as amended, Registration No. 333-75408.

Item 17. Undertakings.

     The undersigned Registrant hereby undertakes as follows:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering price may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of these securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, when applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference to this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby further undertakes that:
     (1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

================================================================================

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, Commonwealth of Virginia, on June 14, 2002.

FBR ASSET INVESTMENT CORPORATION (Registrant)

By:	/s/ Eric F. Billings Eric F. Billings Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following person in the capacity indicated on June 14, 2002.

By:	/s/ Kurt R. Harrington Kurt R. Harrington Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 14, 2002. Each of the directors and/or officers of FBR Asset Investment Corporation whose signature appears below hereby appoints Eric F. Billings and Richard J. Hendrix, and both of them severally, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments to this registration statement and any registration statement filed pursuant to Rule
462(b) under the Securities Act of 1933, making such changes in the registration statement as appropriate, and generally to do all such things in their behalf in their capacities as officers and directors to enable FBR Asset Investment Corporation to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

Signature	Title

/s/ Eric F. Billings Eric F. Billings	Chairman, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Emanuel J. Friedman Emanuel J. Friedman	Director

/s/ Peter A. Gallagher Peter A. Gallagher	Director

/s/ Stephen D. Harlan Stephen D. Harlan	Director

/s/ Russell C. Linder Russell C. Lindner	Director

EXHIBIT INDEX

Exhibit
Number	Exhibit Title
3.1	Articles of Incorporation of FBR Asset*
3.2	Bylaws of FBR Asset*
4.1	Form of Specimen Certificate for Common Stock*
4.2	Form of Senior Indenture*****
4.3	Form of Senior Debt Security*****
4.4	Form of Subordinated Indenture*****
4.5	Form of Subordinated Debt Security*****
5	Opinion of Hunton & Williams
8	Opinion of Hunton & Williams with respect to tax matters
10.1	Management Agreement, dated December 17, 1997, by and between FBR Asset and FBR Management* Agreement to Extend and Amend Management Agreement, dated December 17, 1999, by and between FBR Asset and FBR Management**
10.2	Agreement to Extend and Amend Management Agreement, dated December 17, 2000, by and between FBR Asset and FBR Management***
10.3	Agreement to Extend and Amend Management Agreement, dated December 17, 2001, by and between FBR Asset and FBR Management*****
10.5	Amendment to Management Agreement, dated May 1, 2002, by and between FBR Asset and FBR Management
10.6	License Agreement, dated December 17, 1997, by and between FBR Asset and FBR Group*
10.7	Stock Option Agreement, dated December 17, 1997, by and between FBR Asset and FBR Management*
10.8	Stock Incentive Plan*
10.9	Amended Stock Incentive Plan
10.10	Letter agreement, dated July 9, 2001, by and among FBR, FBR Asset and Pegasus****
12	Computation of Ratio of Earnings to Fixed Charges
21	List of Subsidiaries of FBR Asset*****
23.1	Consent of Hunton & Williams (included in Exhibit 5)
24	Power of Attorney (included on signature page of the Registration Statement)

*	Filed with the SEC as part of FBR Asset’s registration statement on Form S-11, as amended, Registration No. 333-67543.

**	Filed as an exhibit to FBR Asset’s Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed with the SEC on March 30, 2000.

***	Filed as an exhibit to FBR Asset’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the SEC on April 2, 2001.

****	Filed as an exhibit to FBR Asset’s registration statement on Form S-11, as amended, Registration No. 333-63344.

*****	Filed as an exhibit to FBR Asset’s Registration Statement on Form S-3, as amended, Registration No. 333-75408.